Exhibit 99.15

FINAL DRAFT

Dated                           2014

DEED OF RELEASE

relating to

the outstanding U.S.$252,488,000 11 per cent. Loan Participation Notes due 2014 issued by, but without recourse to, Standard Bank Plc

for the sole purpose of funding a loan to

Public Joint Stock Company “First Ukrainian International Bank”

between

PUBLIC JOINT STOCK COMPANY

“FIRST UKRAINIAN INTERNATIONAL BANK”

as Bank

and

STANDARD BANK PLC

as Original Issuer

and

BNY MELLON CORPORATE TRUSTEE SERVICES LIMITED

as Trustee

(i)

THIS DEED is dated                           2014

BETWEEN:

(1)	STANDARD BANK PLC, a company incorporated under the laws of England, whose principal office is at 20 Gresham Street, London EC2V 7JE, United Kingdom (the “Original Issuer”);

(2)	PUBLIC JOINT STOCK COMPANY “FIRST UKRAINIAN INTERNATIONAL BANK”, a joint stock company incorporated in Ukraine whose registered address is 2A Universitetskaya Street, Donetsk, 83001, Ukraine (the “Bank”); and

(3)	BNY MELLON CORPORATE TRUSTEE SERVICES LIMITED, a limited company incorporated under the laws of England and Wales, whose registered office is at 1 Canada Square London E14 5AL, United Kingdom, as trustee (the “Trustee”).

WHEREAS:

(A)	The Original Issuer has issued the Notes (as defined below) for the purpose of financing a loan to the Bank pursuant to a loan agreement dated 8 February 2007 entered into by the Original Issuer and the Bank, as supplemented by a supplemental loan agreement dated 16 May 2007, a supplemental loan agreement dated 15 December 2009 and a supplemental loan agreement dated 8 November 2010 (together, the “Loan Agreement”).

(B)	The Bank has obtained the consent of holders of the Notes (“Noteholders”) by way of the extraordinary resolution passed on 2014 (the “Extraordinary Resolution”) to approve the substitution, in place of the Original Issuer, of Green Finance Plc as issuer of the Notes, lender under the Loan Agreement and obligor under the Trust Deed and Agency Agreement and other amendments to (i) the terms and conditions of the Notes, (ii) the Loan Agreement, (iii) the Trust Deed and (iv) the Agency Agreement, as more fully described in the Consent Solicitation Memorandum.

(C)	Pursuant to the Extraordinary Resolutions, the Trustee has been directed, authorised and empowered by the Noteholders to enter into this Deed, release the Charged Property and the Transferred Rights granted by the Original Issuer in relation to the Notes on the terms set out in this Deed.

(D)	The Trustee (at the direction of the Noteholders) and the Bank have agreed that the Original Issuer is to be released from all rights and obligations in relation to the Notes, the Trust Deed, the Agency Agreement and the Loan Agreement, respectively (the “Documents”).

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Except where specifically defined for the purposes of this Deed, expressions defined in the Trust Deed or in the Consent Solicitation Memorandum shall have the same meanings when used in this Deed.

In this Deed, the following expressions have the following meanings:

“Agency Agreement” means the agency agreement dated 14 February 2007 between the Original Issuer, The Bank of New York (Luxembourg) S.A., The Bank of New York, the transfer agents named therein, the paying agents named therein and the Trustee, as supplemented by a supplemental agency agreement dated 21 May 2007.

“Consent Solicitation Memorandum” means the consent solicitation memorandum dated 10 November 2014;

“Notes” means the outstanding U.S.$252,488,000 11 per cent. Loan Participation Notes due 2014 issued by the Original Issuer and constituted by the Trust Deed, as may be supplemented, amended or released from time to time;

“Trust Deed” means the trust deed dated 14 February 2007 entered into by the Original Issuer and the Trustee, as supplemented by a supplemental trust deed dated 21 May 2007, a supplemental trust deed dated 21 December 2009 and a supplemental trust deed dated 11 November 2010.

1.2	Contracts (Rights of Third Parties) Act 1999

A person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Deed.

2.	RELEASES

2.1	The Trustee hereby with immediate effect irrevocably and unconditionally releases and discharges all Note Security, including the Charged Property, created by the Original Issuer under the Trust Deed and reassigns the Transferred Rights to the Original Issuer (as the case may be).

2.2	The Bank hereby with immediate effect irrevocably and unconditionally releases and discharges the Original Issuer from all obligations and liabilities which it may have (whether actual or contingent and whether past, present or future) against the Original Issuer under, pursuant to or in connection with the Notes and those Documents to which it is a party.

2.3	Each of the Trustee and the Bank hereby further agree and undertake upon execution of this Deed not to bring, commence, continue or prosecute any claim, legal action or proceeding against the Original Issuer under, in relation to, arising out of or in connection with the Trust Deed or the other Documents.

3.	FURTHER ASSURANCE

The Trustee and the Bank shall from time to time (at the cost of the Bank), now or at any time in the future, do or procure the doing of all such acts and/or execute or procure the execution of such further releases, receipts and such other documents as may be reasonably necessary or as the Original Issuer may reasonably request in order to perfect or give effect to the provisions of this Deed.

4.	COUNTERPARTS

This Deed may be executed in any number of counterparts, in which case this Deed will be effective as if the signatures on the counterparts were on a single copy of this Deed.

5.	LANGUAGE OF THIS DEED

This Deed has been executed in both the English language and the Ukrainian language but in the case of any discrepancy between the English and Ukrainian texts of this Deed the English language text shall prevail and questions of interpretation shall be addressed solely in the English language.

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6.	LAW AND JURISDICTION

6.1	This Deed and any non-contractual obligations arising out of or in connection with it are governed by, and shall be construed in accordance with, English law. The provisions of Clause 21 (Law and Jurisdiction) of the Trust Deed should apply mutatis mutandis to this Deed.

THIS DEED has been entered into as a deed on the date stated at the beginning of this Deed.

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SIGNATORIES

EXECUTED as a DEED	)
by STANDARD BANK PLC	)
acting by

Name of Attorney:

Name of Attorney:

EXECUTED as a DEED	)
by affixing the company seal of	)
PUBLIC JOINT STOCK COMPANY	)
“FIRST UKRAINIAN INTERNATIONAL BANK”	)

Name:

EXECUTED as a DEED	)
by BNY MELLON CORPORATE TRUSTEE	)
SERVICES LIMITED	)
acting by
acting under the authority of that company:

In the presence of:

Witness’s signature

Name:

Address: